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                                                                    EXHIBIT 99.1

[(OSI)(TM) PHARMACEUTICALS LOGO]

                                              NEWS RELEASE

    Contact:
            OSI Pharmaceuticals, Inc.         Burns McClellan (representing OSI)
            Kathy Galante                     Jonathan Nugent (Investors)
            Director                          Kathy Jones, Ph.D. (Media)
            Investor / Public Relations       (212) 213-0006
            631-962-2000

                       OSI PHARMACEUTICALS ANNOUNCES FIRST
                            QUARTER FINANCIAL RESULTS

MELVILLE, N.Y., MAY 2, 2005 - OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the Company's first quarter ended March 31, 2005. The Company reported a net loss of $32.5 million (or $0.64 per share) for the three months ended March 31, 2005, compared with a net loss of $49.7 million (or $1.27 per share) in the comparable prior year period. During the first quarter the Company reported net revenues of $11.7 million from its unconsolidated joint business for Tarceva(TM) (erlotinib) arising from the Company's co-promotion arrangement with Genentech, Inc., the Company's U.S. marketing partner for the product. First quarter U.S. net sales for Tarceva recorded by Genentech were $47.6 million. The Company also reported its first royalty revenues of $83,000 from its ex-U.S. partner for Tarceva, Roche, following the approval and launch of the product in Switzerland, which occurred late in the quarter.

Revenues for the quarter were $19.1 million, an increase of $11.9 million over the comparable prior year period revenues. The increase was primarily due to the net revenues from the unconsolidated joint business for Tarceva with Genentech. The Company was able to achieve positive results from its share of the joint business during its first full quarter following the launch of Tarceva in late November 2004. Total operating expenses for the three months ended March 31, 2005 were $54.2 million compared to $55.1 million for the comparable prior year period.

Research and development expenses remained relatively constant at $26.9 million during the three months ended March 31, 2005, compared to $26.7 million for the period ended March 31, 2004. Relative to the prior year's quarter there was an increase in research and development expenses related to the Company's diabetes programs offset by a decrease in the Company's oncology research programs as a result of decisions over the last year to deprioritize or cease development of certain oncology clinical candidates including Aptosyn(R), OSI-7836 and OSI-211. Diabetes R&D accounted for $8.3 million, or 31 percent, of overall R&D spend. Selling, general and administrative (SG&A) expense increased $1.2 million compared to the prior year


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period reflecting a net increase in the Company's sales and marketing efforts related to Tarceva. Cost of goods sold decreased $1.6 million for the three months ended March 31, 2005 compared to March 31, 2004, primarily due to a charge of $2.0 million in relation to Gelclair inventory that the Company deemed to be in excess of forecasted demand that was recorded in the prior year period. The Company completed the quarter with a strong balance sheet, which included cash and investments of approximately $612.4 million.

Investment income for the current three-month period increased $2.6 million compared to the comparable prior year period, primarily due to an increase in funds available for investment as a result of the public offering completed in November 2004. The Company also saw a decrease in interest expense of $1.6 million or 57 percent compared to the prior year period, related to the Company's decision to call for the full redemption of the then outstanding $160.0 million 4% convertible senior subordinated notes in June 2004.

On a non-GAAP basis, excluding certain charges, the Company's net loss was $30.7 million (or $0.60 per share) for the current three-month period compared to $46.0 million (or $1.18 per share) for the comparable prior year period. On a non-GAAP basis, excluding certain charges, total operating expenses were $52.4 million for the current three-month period compared to $51.4 for the comparable prior year period. Included in SG&A expenses for the three months ended March 31, 2005 was a charge of $1.8 million for facility return costs and remaining net lease obligations related to the Company's Oxford, UK facility. This charge was related to consolidation of our U.K. oncology research and development activities into our New York locations. The three months ended March 31, 2004 included a charge of $1.8 million for remaining net lease obligations for the Horsham, PA facility the Company assumed in the Cell Pathways, Inc. acquisition. Also included in the three months ended March 31, 2004 is the charge of $2.0 million for excess Gelclair inventory.

The Company has disclosed these non-GAAP financial measures including charges related to facility exit costs and an inventory adjustment related to Gelclair. Management believes that these charges are not reflective of the Company's normal on-going operations. These non-GAAP financial measures can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods. Management believes these non-GAAP financial measures are useful to others in analyzing operating performance and trends of the Company. The differences in non-GAAP and GAAP numbers are reconciled on the accompanying table. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

HIGHLIGHTS FROM THE TARCEVA PROGRAM:

Tarceva was approved by the FDA and launched in November 2004 for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) after failure of at least one prior chemotherapy regimen. Tarceva is the only EGFR inhibitor to have demonstrated the ability to improve survival in non-small cell lung cancer and pancreatic cancer.


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SALES

OSI's partner for the distribution and sales of Tarceva in the United States, Genentech, reported that the net sales of Tarceva for the first quarter of 2005 were $47.6 million compared with $13.3 million for the fourth quarter of 2004.

SWISS APPROVAL

In March 2005, OSI and Roche announced that the Swiss health authority, Swissmedic, had approved Tarceva for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. Roche began selling Tarceva in Switzerland in March. Tarceva is also currently under review for marketing authorization with the European and other health authorities.

PANCREATIC CANCER

In January 2005, detailed data from the randomized Phase III study of Tarceva in combination with gemcitabine chemotherapy in front-line treatment of patients with advanced or metastatic pancreatic cancer were presented at the Second Annual Gastrointestinal Cancers Symposium in Hollywood, Fla. Data reported showed that the study met its primary endpoint of improving survival by demonstrating a 23.5 percent improvement in overall survival. Tarceva is the first drug shown to prolong survival in a Phase III trial when added to the standard of care (gemcitabine) in the treatment of patients with previously untreated advanced pancreatic cancer. OSI announced earlier today, that it submitted a Supplemental New Drug Application (sNDA) with the FDA for use of Tarceva in this pancreatic cancer setting.

AACR HIGHLIGHTS

At this year's Annual Meeting of the American Association for Cancer Research
(AACR), there were several Tarceva abstracts presented on behalf of the Company. Data were presented from a comparative clinical study on the effects of smoking on the pharmacokinetics of Tarceva in healthy (non-cancer patients) smokers and non-smokers. Data from the study were consistent with the hypothesis that smoking results in a reduction in the blood levels of Tarceva following dosing of the drug. The Company intends to pursue studies in cancer patients in order to further explore whether an increase in Tarceva dose in smokers will result in enhanced clinical benefit.

HIGHLIGHTS FROM (OSI) ONCOLOGY

In March 2005, OSI announced that it had initiated a Phase I clinical study of OSI-930, the first de novo drug candidate to emerge from the Company's oncology research program. The OSI-930 program is focused on the identification of dual c-kit/VEGFR inhibitors. In April 2005, OSI announced that it received Notice of Allowance by the United States Patent and Trademark Office. The resulting patent will cover the compound, compositions containing the compound for its patent application covering claims for OSI-930, and methods of treating cancers with the compound. The issuance of this patent provides protection of OSI-930 until 2024.

The Company had also previously announced that a second agent from the program, OSI-817, is being evaluated in pre-clinical toxicology experiments prior to entry into the clinic. Both OSI-930 and OSI-817 are designed to target both cancer cell proliferation and blood vessel growth, or angiogenesis. The Company anticipates moving both candidates through early stages of development before selecting one of the two candidates for full clinical development in cancer patients.


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HIGHLIGHTS FROM (OSI) PROSIDION:  DIABETES & OBESITY SUBSIDIARY

The Company operates two separately focused business teams around its efforts in the oncology and diabetes/obesity arenas. In April 2005, the Company acquired the outstanding minority shares of its diabetes and obesity subsidiary, Prosidion, resulting in Prosidion becoming a wholly-owned subsidiary of OSI. The Company completed a stock-for-stock exchange resulting in the acquisition of all minority interest shares of the UK-based subsidiary. A total of 84,940 new shares of OSIP were issued in exchange for 286,200 minority interest shares of Prosidion, which represented 2.7 percent of Prosidion shares. The issued OSIP shares represent an approximately 0.17% dilution of total OSIP shares outstanding.

In January 2005, OSI announced that Prosidion initiated a Phase II proof-of-concept and dose range finding study for its Dipeptidyl Peptidase-IV (DP-IV) inhibitor, PSN9301. Data from the study is anticipated by the end of 2005.

CONFERENCE CALL

OSI will host a conference call reviewing the Company's financial results, product portfolio and business developments, May 3, 2005 at 8:00AM (Eastern
Time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-819-9193 (U.S.) or 1-913-981-4911 (international) to listen to the call.
Telephone replay is available approximately two hours after the call through May 10, 2005. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 4562589.

ABOUT OSI PHARMACEUTICALS

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of high-quality pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. OSI's primary business remains oncology, but the Company has a second business interest in the area of diabetes through its subsidiary, Prosidion Limited, based in the United Kingdom. Tarceva(TM) (erlotinib), OSI's flagship product, is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in non-small cell lung cancer and pancreatic cancer. OSI exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for the approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

                                       ###


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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information


Consolidated Statements of Operations                                    Three Months Ended March 31,
(In thousands, except per share data)                   ----------------------------------------------------------------
(Unaudited)                                                               2005                             2004
                                                        ---------------------------------------  -----------------------

                                                        GAAP(1)     DIFFERENCES     NON-GAAP(2)   GAAP(1)    DIFFERENCES
Revenues:
  Net revenue from unconsolidated joint business        $ 11,721                    $    11,721   $     --
  Royalties on product sales                                  83                             83         --
  Sales commissions and product sales                      6,977                          6,977      5,941
  License and milestone revenues                             286                            286      1,275
                                                        ----------------------------------------------------------------
    Total revenues                                        19,067                         19,067      7,216
                                                        ----------------------------------------------------------------

Expenses:
  Cost of goods sold                                         423                            423      2,044        (1,954)(4)
  Research and development                                26,949                         26,949     26,721
  Selling, general and administrative                     23,031         (1,780)(3)      21,251     21,804        (1,764)(5)
  Amortization of intangibles                              3,803                          3,803      4,574
                                                        ----------------------------------------------------------------
    Total expenses                                        54,206         (1,780)         52,426     55,143        (3,718)
                                                        ----------------------------------------------------------------

    Loss from operations                                 (35,139)         1,780         (33,359)   (47,927)        3,718

Other income (expense):
  Investment income - net                                  4,037                          4,037      1,427
  Interest expense                                        (1,219)                        (1,219)    (2,820)
  Other expense - net                                       (183)                          (183)      (384)
                                                        ----------------------------------------------------------------
Net loss                                                $(32,504)   $     1,780      $  (30,724)  $(49,704)  $     3,718
                                                        ================================================================

Basic and diluted net loss per common share             $  (0.64)   $      0.04      $    (0.60)  $  (1.27)  $      0.09
                                                        ================================================================

Weighted average shares of common stock outstanding       51,096                         51,096    38,985
                                                        ================================================================


Condensed Consolidated Balance Sheet                     March 31,                           September 30,
(In thousands)                                             2005                                  2004
                                                       ------------                          -------------
                                                        (unaudited)

  Cash and investments securities (including restricted
  investments)                                          $  612,422                            $    257,229
                                                        ==================================================
  Total assets                                          $  747,636                            $    388,029
                                                        ==================================================
  Total stockholders' equity                            $  509,333                            $    154,233
                                                        ==================================================


(1) Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).

(2) Non-GAAP amounts exclude adjustments for the Gelclair inventory reserve and facility related charges.

(3) Represents a charge for facility return costs and remaining net lease obligations related to our Oxford, U.K. facility.

(4)  Represents an inventory reserve provision for excess Gelclair inventory.